Service Corporation International Announces Second Quarter 2011 Financial Results

- Conference call on Thursday, July 28, 2011, at 9:00 a.m. Central Time.

HOUSTON, July 27, 2011 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today reported results for the second quarter 2011. Our unaudited condensed consolidated financial statements can be found at the end of this press release. The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$576.8	$555.3	$1,156.5	$1,086.1
Operating income	$80.5	$95.9	$177.7	$181.6
Net income attributable to common stockholders	$26.1	$40.3	$64.9	$71.2
Diluted earnings per share	$0.11	$0.16	$0.27	$0.28
Earnings from continuing operations excluding special items(1)	$35.3	$37.7	$75.8	$72.1
Diluted earnings per share from continuing operations excluding special items(1)	$0.15	$0.15	$0.31	$0.28
Diluted weighted average shares outstanding	241.4	253.6	241.6	254.9
Net cash provided by operating activities	$67.5	$77.1	$175.5	$186.0

  Earnings from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items are non-GAAP financial measures. A reconciliation to net income and diluted earnings per share computed in accordance with GAAP can be found later in this press release under the heading "Non-GAAP Financial Measures".

Highlights:

  Diluted earnings per share from continuing operations excluding special items was $0.15 in the second quarter 2011 compared to $0.15 in the prior year second quarter.
  Funeral gross profit decreased by 2.1 million, or 2.7%, in the second quarter of 2011 and gross margin percentage decreased to 19.5% in the second quarter of 2011 from 20.5%. The current quarter was impacted by lower atneed case volume and higher advertising and selling related expenses related to preneed sales initiatives, offset partially by higher average revenues per case and higher General Agency (GA) Revenues related to preneed funeral production.
  Cemetery gross profit increased $7.8 million, or 24.5%, and cemetery gross margin percentage increased to 20.7% from 17.9%. The current quarter improvements were driven by increased preneed property revenues and higher trust fund income, partially offset by higher advertising and selling related expenses related to preneed sales initiatives.
  Net cash provided by operating activities was $67.5 million in the current quarter compared to $77.1 million in the prior year quarter.

Tom Ryan, the Company's President and Chief Executive Officer, commented on the second quarter of 2011:

"We are pleased with our quarterly operating performance which was highlighted by solid increases in both funeral and cemetery preneed sales production. Once again, our preneed sales team delivered excellent results despite a difficult comparison to the exceptional performance of the prior year quarter. With the strong results reported in the first six months of the year, we currently believe we are on pace to meet the high end of our guidance ranges for both normalized diluted earnings per share of $.56 to $.64 and for operating cash flow of $330 to $380 million. Our robust cash flow and healthy financial position have allowed us to pursue an acquisition growth strategy while continuing to return value to shareholders through share repurchases and dividends."

REVIEW OF RESULTS FOR SECOND QUARTER 2011

Consolidated Segment Results

(In millions, except funeral services performed and average revenue per funeral service)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Funeral
Funeral atneed revenue	$242.0	$241.2	$503.8	$474.3
Funeral recognized preneed revenue	116.8	116.3	241.7	234.8
Other revenues(1)	27.1	20.3	48.9	37.6
Total funeral revenues	$385.9	$377.8	$794.4	$746.7

Gross profit	$75.4	$77.5	$174.8	$162.1
Gross margin percentage	19.5%	20.5%	22.0%	21.7%

Funeral services performed	67,531	68,220	140,499	135,992
Average revenue per funeral service	$5,313	$5,240	$5,306	$5,214

Cemetery
Cemetery atneed revenue	$61.4	$62.3	$120.6	$123.8
Cemetery recognized preneed revenue	105.2	94.9	194.9	174.8
Other revenue (2)	24.3	20.3	46.6	40.8
Total cemetery revenues	$190.9	$177.5	$362.1	$339.4

Gross profit	$39.6	$31.8	$66.7	$59.5
Gross margin percentage	20.7%	17.9%	18.4%	17.5%

  Other funeral revenue consists primarily of GA revenues, which are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.
  Other cemetery revenue is primarily related to cemetery merchandise and service trust fund income, endowment care trust fund income, and interest and finance charges earned from customer receivables on preneed installment contracts.

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended June 30, 2011 and 2010. We consider comparable operations to be those owned for the entire period beginning January 1, 2010 and ending June 30, 2011.

(In millions, except average revenue per funeral service and average revenue per contract sold)	Three Months Ended June 30,
	2011	2010
Comparable funeral revenue:
Atneed revenue	216.2	218.2
Recognized preneed revenue	110.7	109.5
Other funeral revenue(1)	25.9	19.6
Total comparable funeral revenues	$352.8	$347.3

Comparable gross profit	$69.6	$69.5
Comparable gross margin percentage	19.7%	20.0%

Comparable funeral services performed:
Preneed	22,103	22,339
Atneed	39,060	40,507
Total	61,163	62,846

Comparable average revenue per funeral service	$5,345	$5,214
Comparable preneed funeral production:
Sales	$152.5	$149.4
Total preneed funeral contracts sold	27,552	27,820
Average revenue per contract sold	$5,535	$5,370

  Other funeral revenue consists primarily of GA revenues, which are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

  Comparable funeral revenues increased $5.5 million in the current quarter, driven by higher average revenue per funeral service and higher GA revenues, partially offset by a decrease in the number of funeral services performed.
  Comparable funeral gross profit was relatively flat compared to the prior year quarter, while gross margin percentage decreased from 20.0% to 19.7% as a result of higher advertising and selling expenses related to current quarter preneed sales initiatives.
  Comparable funeral services performed decreased 2.7% over the prior year quarter, which we believe is consistent with trends experienced by other funeral service providers and industry vendors.
  The comparable average revenue per funeral service grew 2.5% over the prior year quarter. Excluding a favorable Canadian currency impact and higher funeral trust fund income, the average revenue per funeral service grew approximately 1.3% despite the 250 basis point increase in cremation rates.
  For the quarter, comparable preneed funeral sales production increased $3.1 million, or 2.1%, and comparable total funeral contracts sold decreased 1.0% while average revenue per contract sold increased 3.1%. The increase was accomplished despite a surge in Canadian sales activity in the prior year quarter accelerated by the implementation of a sales tax effective July 1, 2010. In the second quarter of 2011, preneed sales production in the U.S. market increased 20.5%. Preneed funeral sales are deferred and recognized as revenues in the future when the funeral service is performed.
  The cremation rate increased to 44.1% in the second quarter of 2011 compared to 41.6% for the same period of 2010.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended June 30, 2011 and 2010. We consider comparable operations to be those owned for the entire period beginning January 1, 2010 and ending June 30, 2011.

(Dollars in millions)	Three Months Ended June 30,
	2011	2010
Comparable cemetery revenue:
Atneed revenue	$60.6	$61.5
Recognized preneed revenue	104.2	93.3
Other cemetery revenue(1)	24.1	20.1
Total comparable cemetery revenues	$188.9	$174.9

Comparable gross profit	$39.3	$31.2
Comparable gross margin percentage	20.8%	17.8%

Comparable preneed and atneed cemetery sales production:
Property	$104.4	$94.4
Merchandise and services	96.4	95.0
Discounts	(20.1)	(19.3)
Preneed and atneed cemetery sales production	$180.7	$170.1
Recognition rate (2)	91%	91%

  Other cemetery revenue is primarily related to cemetery merchandise and service trust fund income, endowment care trust fund income and interest and finance charges earned from customer receivables on preneed installment contracts.
  Represents the ratio of current period revenue recognition stated as a percentage of current period sales production.

  Comparable cemetery revenues increased $14.0 million, or 8.0%, primarily as a result of higher cemetery preneed property sales production. We also experienced higher trust fund income during the second quarter which included a $3.1 million distribution from a long-term alternative investment.
  Cemetery gross profit increased $8.1 million, or 26.0%, and gross margin percentage increased to 20.8% compared to 17.8% in 2010. The increase in revenues was somewhat offset by higher advertising and selling expenses related to current quarter preneed sales initiatives.
  Preneed and atneed cemetery sales production increased $10.6 million, or 6.2%. In U.S. markets, preneed and atneed cemetery sales production grew 13.5%.

Other Financial Results

  General and administrative expenses were $24.7 million in the second quarter of 2011, a decrease of $2.3 million compared to the second quarter of 2010.   The current quarter included a $3.1 million reimbursement of legal settlements and a charge of $0.6 million for acquisition and transition costs, while the prior year quarter included a $2.7 million reimbursement of legal fees and a charge of $3.8 million for acquisition and transition costs.
  Other income, net was $4.2 million lower for the current quarter, reflecting the favorable foreign currency impact from liability settlements between the U.S. and Canadian subsidiaries included in the prior year quarter.

Cash Flow and Capital Spending

  Net cash provided by operating activities decreased by $9.6 million to $67.5 million in the second quarter of the current year. The current quarter was impacted by working capital timing differences that were anticipated.
  We continued to manage our capital expenditures consistent with our financial objectives during the three and six months ended June 30, 2011. The increase in capital spending in 2011 primarily reflects the continuation of previously initiated capital projects.  A summary of our capital expenditures is set forth below:

Capital Expenditures (In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Capital improvements at existing locations	$19.0	$14.7	$33.3	$24.9
Development of cemetery property	9.6	7.7	18.8	14.7
Construction of new funeral home facilities	3.3	0.9	5.0	2.0
Total capital expenditures	$31.9	$23.3	$57.1	$41.6

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses and dividends. A summary of our consolidated trust fund returns for the three and six months ended June 30, 2011 is set forth below:

	Three Months	Six Months
Preneed Funeral	(0.1)%	3.9%
Preneed Cemetery	0.3%	4.4%
Cemetery Perpetual Care	0.9%	4.0%
Combined Trust Funds	0.4%	4.1%

NON-GAAP FINANCIAL MEASURES

Earnings from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items shown above are all non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income or expense items not affecting continuing operations. We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of earnings from continuing operations excluding special items to our reported net income attributable to common stockholders and diluted earnings per share from continuing operations excluding special items to our GAAP diluted earnings per share. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

	Three Months Ended June 30,
(In millions, except diluted EPS)	2011		2010
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$26.1	$0.11	$40.3	$0.16
After-tax reconciling items:
Loss (gains) on divestitures and impairment charges, net	6.8	0.03	(5.8)	(0.02)
Acquisition and transition costs	0.5	—	2.3	0.01
Loss on early extinguishment of debt, net	1.1	0.01	0.2	—
Change in certain tax reserves	0.8	—	0.7	—
Earnings from continuing operations excluding special items	$35.3	$0.15	$37.7	$0.15

Diluted weighted average shares outstanding (in thousands)		241,435		253,583

	Six Months Ended June 30,
(In millions, except diluted EPS)	2011		2010
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$64.9	$0.27	$71.2	$0.28
After-tax reconciling items:
Loss (gains) on divestitures and impairment charges, net	6.8	0.03	(5.3)	(0.02)
Acquisition and transition costs	1.0	—	4.5	0.02
Loss on early extinguishment of debt, net	1.3	—	0.2	—
Change in certain tax reserves	1.8	0.01	1.5	—
Earnings from continuing operations excluding special items	$75.8	$0.31	$72.1	$0.28

Diluted weighted average shares outstanding (in thousands)		241,589		254,862

Conference Call and Webcast

We will host a conference call on Thursday, July 28, 2011, at 9:00 a.m. Central Daylight Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (617) 213-8059 with the passcode of 60225690. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com. A replay of the conference call will be available through August 4, 2011 and can be accessed at (617) 801-6888 with the passcode of 88764771. Additionally, a replay of the conference call will be available on our website for approximately ninety days.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, access to capital markets, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, and negative currency translation effects.
  Changes in operating conditions such as supply disruptions and labor disputes.
  Our inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy costs (e.g., electricity, natural gas and fuel oil), costs of other materials, employee-related costs or other factors.
  Our inability to complete acquisitions, divestitures or strategic alliances as planned or to realize expected synergies and strategic benefits.
  The outcomes of pending lawsuits, proceedings, and claims against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.
  Allegations regarding compliance with laws, regulations, industry standards, and customs regarding burial procedures and practices.
  The amounts payable by us with respect to our outstanding legal matters exceed our established reserves.
  Amounts that we may be required to replenish into our affiliated funeral and cemetery trust funds in order to meet minimum funding requirements.
  The outcome of pending Internal Revenue Service audits. We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will make any required payments to tax authorities. While such payments would affect our cash flow, we do not believe it would impair our ability to service debt or our overall liquidity. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required, and these amounts will be reversed through the tax provision at the time of resolution.
  Our ability to manage changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures, and local economic conditions.
  Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting, and trusting policies.
  Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
  Our ability to successfully access surety and insurance markets at a reasonable cost.
  Our ability to successfully leverage our substantial purchasing power with certain of our vendors.
  The effectiveness of our internal control over financial reporting, and our ability to certify the effectiveness of the internal controls and to obtain an unqualified attestation report of our auditors regarding the effectiveness of our internal control over financial reporting.
  The possibility that restrictive covenants in our credit agreement and debt securities may prevent us from engaging in certain transactions.
  Our ability to buy our common stock under our share repurchase programs, which could be impacted by, among others, restrictive covenants in our bank agreements, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.
  The financial condition of third-party insurance companies that fund our preneed funeral contracts may impact our future revenues.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future goodwill impairments.
  Our funeral and cemetery trust funds' investments in equity securities, fixed income securities, and mutual funds and will be impacted by market conditions that are beyond our control.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings included in our 2010 Annual Report on Form 10-K, which was filed February 14, 2011. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At June 30, 2011, we owned and operated 1,429 funeral homes and 379 cemeteries (of which 215 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088
Media:	Lisa Marshall - Managing Director / Corporate Communications	(713) 525-3066

SERVICE CORPORATION INTERNATIONAL CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (In thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$576,774	$555,273	$1,156,473	$1,086,136
Costs and expenses	(461,751)	(445,975)	(915,004)	(864,480)
Gross profit	115,023	109,298	241,469	221,656
General and administrative expenses	(24,685)	(26,974)	(53,518)	(53,226)
(Losses) gains on divestitures and impairment charges, net	(9,843)	13,602	(10,263)	13,122
Operating income	80,495	95,926	177,688	181,552
Interest expense	(33,879)	(32,483)	(67,438)	(64,784)
Loss on early extinguishment of debt, net	(1,835)	(291)	(2,149)	(291)
Other income, net	46	4,273	720	2,389
Income from continuing operations before income taxes	44,827	67,425	108,821	118,866
Provision for income taxes	(18,089)	(27,198)	(42,154)	(47,314)
Net income	26,738	40,227	66,667	71,552
Net (income) loss attributable to noncontrolling interests	(645)	58	(1,810)	(355)
Net income attributable to common stockholders	$26,093	$40,285	$64,857	$71,197

Basic earnings per share	$0.11	$0.16	$0.27	$0.28
Diluted earnings per share	$0.11	$0.16	$0.27	$0.28

Basic weighted average number of shares	238,498	251,763	239,131	253,074
Diluted weighted average number of shares	241,435	253,583	241,589	254,862

SERVICE CORPORATION INTERNATIONAL CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (In thousands, except share amounts)
	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$132,994	$170,846
Receivables, net	101,616	107,185
Deferred tax asset	44,138	41,371
Inventories	27,017	34,770
Other	22,908	27,746
Total current assets	328,673	381,918
Preneed funeral receivables, net and trust investments	1,560,109	1,424,557
Preneed cemetery receivables, net and trust investments	1,632,774	1,563,893
Cemetery property, at cost	1,504,838	1,508,787
Property and equipment, net	1,636,787	1,627,698
Goodwill	1,378,076	1,307,484
Deferred charges and other assets	453,626	389,184
Cemetery perpetual care trust investments	1,018,188	987,019
	$9,513,071	$9,190,540
LIABILITIES & EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$329,257	$342,651
Current maturities of long-term debt	23,392	22,502
Income taxes	1,406	1,474
Total current liabilities	354,055	366,627
Long-term debt	1,812,202	1,832,380
Deferred preneed funeral revenues	643,976	580,223
Deferred preneed cemetery revenues	842,060	813,493
Deferred tax liability	353,141	323,304
Other liabilities	414,232	399,619
Deferred preneed funeral and cemetery receipts held in trust	2,569,560	2,408,074
Care trusts' corpus	1,016,296	986,872

Stockholders' Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 243,647,265 and 242,019,650 shares issued, respectively, and 237,207,886 and 241,035,250 shares outstanding, respectively	237,208	241,035
Capital in excess of par value	1,539,664	1,603,112
Accumulated deficit	(412,602)	(477,459)
Accumulated other comprehensive income	122,684	112,768
Total common stockholders' equity	1,486,954	1,479,456
Noncontrolling interests	20,595	492
Total Equity	1,507,549	1,479,948
	$9,513,071	$9,190,540

SERVICE CORPORATION INTERNATIONAL CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In thousands)
	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$66,667	$71,552
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debt, net	2,149	291
Depreciation and amortization	58,960	58,343
Amortization of intangible assets	12,672	12,136
Amortization of cemetery property	17,674	14,366
Amortization of loan costs	2,365	2,286
Provision for doubtful accounts	4,034	1,640
Provision for deferred income taxes	34,633	32,420
Losses (gains) on divestitures and impairment charges, net	10,263	(13,122)
Share-based compensation	4,542	4,545
Excess tax benefits from share-based awards	—	(695)
Change in assets and liabilities, net of effects from acquisitions and divestitures:
Decrease in receivables	6,306	11,034
(Increase) decrease in other assets	(3,663)	5,255
Decrease in payables and other liabilities	(17,317)	(7,925)
Effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	32,800	32,095
Decrease in deferred preneed funeral revenue	(34,076)	(5,805)
Decrease in funeral deferred preneed funeral receipts held in trust	(12,679)	(26,897)
Effect of preneed cemetery production and deliveries:
Increase in preneed cemetery receivables and trust investments	(26,247)	(20,321)
Increase in deferred preneed cemetery revenue	24,314	17,536
Decrease in cemetery deferred preneed cemetery receipts held in trust	(7,221)	(2,227)
Other	(646)	(477)
Net cash provided by operating activities	175,530	186,030
Cash flows from investing activities:
Capital expenditures	(57,075)	(41,614)
Acquisitions	(66,182)	(281,792)
Proceeds from divestitures and sales of property and equipment	10,038	59,878
Net withdrawals of restricted funds and other	4,549	26,441
Net cash used in investing activities	(108,670)	(237,087)
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	—	175,000
Debt issuance costs	—	(6,203)
Payments of debt	(1,545)	(31,807)
Early extinguishment of debt	(28,137)	(23,091)
Principal payments on capital leases	(11,166)	(11,867)
Proceeds from exercise of stock options	6,862	1,456
Excess tax benefit from share-based awards	—	695
Purchase of Company common stock	(55,644)	(55,225)
Payments of dividends	(21,546)	(20,352)
Bank overdrafts and other	4,696	(7,336)
Net cash (used in) provided by financing activities	(106,480)	21,270
Effect of foreign currency	1,768	2,284
Net decrease in cash and cash equivalents	(37,852)	(27,503)
Cash and cash equivalents at beginning of period	170,846	179,745
Cash and cash equivalents at end of period	$132,994	$152,242